EXHIBIT 23.2

                  CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of Entertainment Properties Trust for the registration for resale by the selling shareholders of 857,145 common shares and to the incorporation by reference therein of our report dated March 28, 2002, with respect to the consolidated statements of income, changes in shareholders' equity and cash flows of Entertainment Properties Trust for the year ended December 31, 2001 included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                                     /s/  ERNST & YOUNG LLP

                                                     ERNST & YOUNG LLP


Kansas City, Missouri

September 21, 2004